U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2004

Commission file number 0-23619

Tarpon Coast Bancorp, Inc.

(Exact name of small business issuer as specified in its charter)

Florida	65-0772718

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1490 Tamiami Trail
Port Charlotte, FL 33948-1004

(Address of principal executive offices)

941-629-8111

(Registrant’s telephone number)

Item 12. Results of Operations and Financial Condition.
Signatures

Item 12.   Results of Operations and Financial Condition.

Tarpon Coast Bancorp, Inc. Reports First Quarter 2004 Operating Results

PORT CHARLOTTE, Fla., April 21 /PRNewswire/ — Tarpon Coast Bancorp, Inc. (OTC Bulletin Board: TCBA) today announced its operating results for the first quarter of 2004. For the three-month period ending March 31, 2004, the Company reported net income of $163,000 or $.14 per share compared with $168,000 or $.14 per share for the same period in 2003. While net income between the corresponding fiscal quarters did not see any improvement, income before income taxes increased from $86,000 to $269,000 or by 213%. Net income for 2003 was favorably and disproportionately impacted by the recognition of $82,000 in deferred tax benefits reflecting the Company’s potential for the recovery of net operating loss carry-forward benefits, while results for 2004 include a provision for income taxes consistent with that determined by the application of statutory income tax rates to pre-tax income. Net interest margins improved from 4.56% in 2003 to 4.77% in 2004. This improvement in net interest margins in 2004 contributed $57,000 to net interest income over that reported for 2003. Average earning assets between the comparable three-month periods increased by 19% contributing another $193,000 to net interest income over reported 2003 levels.

The Company, through its subsidiary banking organization, Tarpon Coast National Bank, continues to maintain a growth strategy in order to fully leverage and utilize its capital to achieve critical mass. Consistent with this strategy, the Company is planning to open its fourth full-service banking center, expanding its primary market to encompass the greater Punta Gorda, Florida area. Management anticipates commencing business in a modular banking facility during the summer of 2004 while it constructs its permanent facility.

A financial table follows:

	Three-Months Ended March 31,
	(Dollars in Thousands)
	(Unaudited)
	2004	2003
Balance Sheet Data:
Total Assets	$125,726	$107,168
Total Customer Deposits	$115,264	$97,997
Gross Loans	$89,105	$77,133
Operating Statement Data:
Net Interest Income	$1,272	$1,022
Provision for Loan Losses	—	$49
Non-interest Income	$350	$439
Non-interest Expenses	$1,353	$1,326
Income Before Income Taxes	$269	$86
Income (Taxes) Benefit	($106)	$82
Net Income	$163	$168
Basic Income Per Share	$0.14	$0.14
Diluted Income Per Share	$0.13	$0.14
Number of banking offices	3	3

Except for historical information contained herein, this news release contains comments or information that constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involves significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements.

Signatures

Pursuant to the requirements of the securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tarpon Coast Bancorp, Inc.
Date: April 21, 2004	/s/ Lewis S. Albert
Lewis S. Albert
Chief Executive Officer